Exhibit 21.1

Subsidiaries of the Registrant

1.	Pretium Finance, Inc.

2.	Robb Container Corporation

3.	PVC Container Corporation

4.	Airopak Corporation

5.	Novapak Corporation

6.	Mont Royal LLC

7.	MR Grantor Trust

8.	Pretium Canada Company